Exhibit 99.1

801 E. 86th Avenue
Merrillville, IN 46410
FOR IMMEDIATE RELEASE
August 2, 2006

FOR ADDITIONAL INFORMATION
Media	Investors
Kris Falzone	Randy Hulen
Vice President, Corporate Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
klfalzone@nisource.com	rghulen@nisource.com

Carol Churchill	Rae Kozlowski
Director, Corporate Communications	Manager, Investor Relations
(888) 696-0481	(219) 647-6083
cchurchill@nisource.com	ekozlowski@nisource.com
NiSource reports higher second-quarter earnings
Company alerts markets on 2006 full-year guidance
based on declining customer natural gas usage levels
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today announced net operating earnings (non-GAAP) of $39.1 million, or 14 cents per share, for the three months ended June 30, 2006, an increase from $24.4 million, or 9 cents per share, for the second quarter of 2005 (all per-share amounts are basic). Operating earnings (non-GAAP) were $157.4 million for the second quarter of 2006, up from $137.8 million in 2005. For a reconciliation of net operating earnings and operating earnings to GAAP, see Schedules 1 and 2 of this news release.
Primary drivers of the improvement in net operating earnings were sales of shorter-term transportation and storage services in NiSource’s gas transmission and storage business; improved results in the electric business; decreased losses at Whiting Clean Energy; and an $8.2 million decrease in interest expense for the quarter due to the refinancing of $2.4 billion in long-term debt at lower rates during the fourth quarter of 2005. These improvements were partially offset by continued declines in residential customer natural gas usage, which affected results in the gas distribution business, and lower interest income.
NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. said that while the quarterly and six-month net operating earnings were higher than comparable periods last year, the company is nonetheless alerting stockholders that attaining its original 2006 net operating earnings guidance will be unlikely, primarily as a result of increased customer attrition and reduced customer usage of natural gas. Skaggs noted that for the full year, the projected impact of these issues is a reduction in net revenues of nearly $40 million, or 10 cents per share, compared with the levels underlying NiSource’s initial earnings guidance for the year.
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NiSource reports higher second-quarter earnings

In addition, lower net interest savings are projected to increase interest expense and decrease other income by $12 million, or 3 cents per share, compared with the initial 2006 earnings guidance.
Skaggs said that given these factors — primarily customer usage and attrition, and higher interest rates — it is highly unlikely that NiSource can attain its original net operating earnings estimate of $1.45 to $1.55 per share. He added that largely because of the increased unpredictability of customer usage and customer attrition in the current environment, NiSource has elected to not provide a reforecast of earnings for 2006 at this time. As these issues and other variables clarify, NiSource will communicate the impacts to 2006 results on a timely basis.
“Conservation among natural gas customers continues to affect companies throughout the North American natural gas industry. Declining gas usage remains a major focus of our industry and certainly of our company,” Skaggs said. He noted that when the company issued its guidance earlier this year, it assumed residential gas usage declines would return to historic levels of 0.5 percent to 1 percent, compared with its current view that the decline could approximate 5 percent.
“We are taking steps to address the issues that this presents, particularly through regulatory initiatives,” Skaggs added. “For example, in Indiana, we are working with regulatory stakeholders to adjust our gas rate structure to better reflect current conditions, and we hope to reach agreement later this year. We anticipate making additional filings in other jurisdictions during 2006 and 2007, either through broader rate proceedings or specific mechanisms.”
Skaggs said that in the face of high natural gas prices and increased shut-off levels, the company also has seen a softening in terms of the rate of overall customer additions as the year has progressed. “While our new customer additions are essentially on track for the year, residential customer attrition has increased significantly coming out of last winter, from historic levels of 0.5 percent to approximately 1.2 percent,” he said. While some customers may return to the system this fall and usage levels could rebound to some extent, he noted that it is very difficult to provide a meaningful earnings estimate in such a volatile environment.
Continued commitment to four-point growth plan
Despite the customer usage challenge, Skaggs said NiSource continues to show steady progress on the company’s four-point plan for long-term, sustainable growth.
“Our gas transmission and storage business is delivering the revenue growth that began in the first quarter, and our electric business continues to deliver solid performance,” he said.
Skaggs noted that NiSource’s balanced four-point plan centers on its portfolio of low-risk, regulated assets: commercial growth and expansion of the gas transmission and storage business; commercial and regulatory initiatives; management of the balance sheet; and expense management.
Overview of second-quarter operating earnings (non-GAAP) performance by business segment
Gas Distribution Operations
Operating earnings for NiSource’s Gas Distribution Operations segment were $12.5 million for the second quarter of 2006, compared with $14.6 million in the same period a year ago. The decline was primarily due to continued reduced usage of natural gas by residential customers. Operating expenses were essentially flat with last year.
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NiSource reports higher second-quarter earnings

“In addition to the efforts to mitigate the usage impact through regulatory mechanisms, we also continue to work toward regulatory initiatives that will support profitable customer growth and infrastructure investments,” Skaggs said.
Skaggs noted that during the second quarter, the gas distribution business continued to capitalize on short-term market opportunities, using its extensive supply and storage portfolio to increase off-system revenues. These revenues are shared with customers under various regulatory mechanisms.
Gas Transmission and Storage Operations
The Gas Transmission and Storage Operations segment reported operating earnings of $80.5 million for the second quarter, an increase of $9.9 million over the year-ago period. The increase resulted from higher net revenues of $14.8 million due to shorter-term transportation services and storage optimization initiatives. Operating expenses increased by $4.9 million, mainly due to higher pipeline integrity related expenses and employee and administrative costs.
“Our commercial team is delivering on the revenue growth we projected at the end of the first quarter,” Skaggs said, noting that the team this year has signed new agreements that are expected to result in more than $30 million in revenue for 2006. About $15.8 million of that revenue was recorded during the second quarter.
Skaggs added that NiSource’s transmission business continues to make progress on significant asset expansion projects.
Construction of the Hardy Storage project in West Virginia is continuing, and the project remains on target to be in service in the second quarter of 2007. NiSource’s Columbia Gas Transmission and a subsidiary of Piedmont Natural Gas, the project’s developers, closed on financing for the project in late June.
Meanwhile, pre-filing activities continue on Columbia Gas Transmission’s Eastern Market Expansion, a combined storage and transportation project designed to meet core market growth in the mid-Atlantic region. The project is supported by binding customer agreements.
Electric Operations
NiSource’s electric business reported operating earnings of $67.0 million, compared with $60.2 million in the second quarter of 2005. The increase was primarily due to lower Midwest Independent System Operator (MISO) costs, including the impact of a favorable regulatory ruling on the recoverability of certain MISO charges; the timing of revenue credits; and customer growth. Operating expenses, excluding those subject to environmental trackers, were $1.2 million higher than a year ago due primarily to higher electric generation and maintenance expenses and higher gross receipts tax accruals, partially offset by lower employee and administrative expenses.
As previously reported, as of Aug. 1, Northern Indiana Public Service Company (NIPSCO) has begun deferring MISO costs for future recovery.
“The electric segment had another good quarter,” Skaggs said. “We are particularly encouraged by a 9 percent increase in industrial sales volumes. This uptick is due to increased demand by the strong steel market as well as by other industrial customers that service the steel industry.”
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NiSource reports higher second-quarter earnings

Other Operations
The Other Operations segment improved to an operating earnings loss of $3.1 million for the second quarter of 2006, compared with an operating earnings loss of $8.3 million in the year-ago period. The $5.2 million improvement was primarily due to decreased losses from Whiting Clean Energy, increased net revenues from commercial and industrial gas marketing activities and lower property tax accruals.
Building value for the long term
“Overall, our second-quarter and six-month performance was solid. Having said that, consistent with our commitment to transparency and timely communication with the investment community, we feel it is prudent at this time to alert the financial markets that attaining our original net operating earnings estimate for 2006 will be unlikely, based primarily on our uncertain customer usage outlook, as well as the difficulty in predicting the timing and outcome of regulatory solutions to this issue,” Skaggs said. “Customer attrition and lower interest savings are other important factors in this decision.
“We also have forged ahead on a number of fronts in our ongoing effort to resolve certain issues and unlock the underlying value of our asset base,” he added. “We have concluded the analytic phase of our review and are continuing the process. We expect to be in a position to report on our conclusions and direction by the end of the year. As always, we remain committed to communicating with investors and all other stakeholders in a transparent and timely fashion when decisions are made.”
Income from Continuing Operations (GAAP)
On a GAAP basis, NiSource reported income from continuing operations for the three months ended June 30, 2006, of $21.5 million, or 8 cents per share, up from $8.3 million, or 3 cents per share, in the same period a year ago. In addition to the business results already discussed, the improvement was due to the reduction in interest expense, lower restructuring charges and reduced impact from asset impairments, partially offset by milder 2006 weather and a 2005 third-party buyout of a bankruptcy claim relating to the rejection of a shipper’s long-term contract.
Operating income was $131.6 million for the second quarter of 2006, compared with $119.8 million in the year-ago period.
Definition of non-GAAP measures
NiSource focuses on net operating earnings and operating earnings, which are both non-GAAP measures, because management believes these measures better represent the fundamental earnings strength and performance of the company. NiSource uses these measures internally for budgeting, for reporting to the board of directors, and for purposes of determining the payout under NiSource’s annual incentive compensation plan for its employees.
Net operating earnings are a non-GAAP financial measure that NiSource defines as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (GAAP) adjusted for certain items. Operating earnings are operating income determined in accordance with GAAP adjusted for certain items. Adjustments reflected in these measures are primarily weather, restructuring and transition costs related to the outsourcing contract with IBM, gains and losses on the sale of assets, certain reserve adjustments and other items. See Schedule 1 and Schedule 2 of this news release for the reconciliations of net operating earnings and operating earnings, respectively, to GAAP.
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NiSource reports higher second-quarter earnings

Second-Quarter 2006 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated second-quarter 2006 operating earnings (non-GAAP) were $157.4 million, compared to $137.8 million for the same period in 2005. Refer to Schedule 2 for the items included in 2006 and 2005 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the quarter ended June 30, 2006 are discussed below.
Gas Distribution Operations reported operating earnings of $12.5 million compared to operating earnings of $14.6 million during the comparable quarter of 2005. The decrease resulted from lower net revenues primarily due to continued declines in residential usage. Operating expenses were essentially flat with last year.
Gas Transmission and Storage Operations reported operating earnings of $80.5 million versus operating earnings of $70.6 million in the second quarter of 2005. The increase resulted from $14.8 million of higher net revenues due primarily to sales of shorter-term transportation and storage services. Seasonal price fluctuations in the national energy market continued to create opportunities for customers to utilize existing short-term tariff services. Operating expenses increased by $4.9 million mainly due to higher pipeline integrity expenses and employee and administrative costs.
Electric Operations reported operating earnings of $67.0 million versus operating earnings of $60.2 million from the comparable period last year. Increases in net revenues resulted primarily from lower MISO costs, including the impact of a favorable regulatory ruling on the recoverability of certain MISO charges, the timing of revenue credits, and customer growth. Operating expenses, excluding expenses subject to environmental trackers, were $1.2 million higher than a year ago due primarily to higher electric generation and maintenance expenses and gross receipts tax accruals partially offset by lower employee and administrative expenses.
Other Operations reported an operating earnings loss of $3.1 million in the second quarter of 2006, versus an operating earnings loss of $8.3 million in the second quarter of 2005. The $5.2 million decrease in the operating earnings loss primarily resulted from decreased losses at the Whiting Clean Energy facility, increased net revenues from commercial and industrial marketing activities and lower property tax accruals.
Other Items
Interest expense decreased by $8.2 million due to the refinancing of $2.4 billion in long-term debt at lower rates during 2005. Other, net expense of $2.7 million compares to other, net income of $3.6 million in the second quarter of 2005 due primarily to lower interest income and higher costs related to the sale of accounts receivable. Interest income of $5.8 million was recognized in the second quarter last year compared to $2.0 million for the quarter ended June 30, 2006. Higher fees, due to higher interest rates, and increased levels of accounts receivable balances resulted in the higher costs.
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NiSource reports higher second-quarter earnings

Six-Month Period 2006 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the six months ended June 30, 2006 were $571.9 million, compared to $568.9 million for the same period in 2005. Refer to Schedule 2 for the items included in 2006 and 2005 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the six months ended June 30, 2006 are discussed below.
Gas Distribution Operations reported operating earnings of $262.6 million versus operating earnings of $284.3 million in 2005. The decrease in operating earnings resulted from a decrease in net revenues primarily due to declines in customer usage.
Operating expenses, excluding expenses that are the subject of regulatory trackers discussed below, were $4.5 million lower than last year. The decrease was due to lower operation and maintenance expenses and decreased other taxes partially offset by higher depreciation charges.
Comparability of Gas Distribution Operations line item operating results is impacted by regulatory trackers that allow for the recovery in rates of certain costs such as bad debt expenses. Increases in the expenses that are the subject of trackers result in a corresponding increase in net revenues and therefore have essentially no impact on total operating earnings results. Approximately $29.8 million of the increase in operation and maintenance expenses were subject to such trackers and were therefore offset by a corresponding increase to net revenues reflecting recovery of certain costs.
Gas Transmission and Storage Operations reported operating earnings of $191.9 million versus operating earnings of $180.1 million during the six months ended June 30, 2005. The increase resulted from $16.8 million of higher net revenues due to increased subscriptions for demand services and sales of shorter-term transportation and storage services. Seasonal price fluctuations in the national energy market created opportunities for customers to utilize existing short-term tariff services. Operating expenses increased by $5.0 million mainly due to higher pipeline integrity expenses and employee and administrative costs.
Electric Operations reported operating earnings of $138.0 million versus operating earnings of $126.8 million during the comparable period last year. Increases in net revenues from timing of revenue credits, lower MISO costs, and customer growth were partially offset by lower bulk power and transmission revenues and by nonrecoverable demand fees associated with the purchase of intermediate dispatchable power. Operating expenses, excluding those subject to environmental trackers, were essentially flat with the comparable period last year.
Other Operations reported an operating earnings loss of $14.8 million compared to an operating earnings loss of $16.1 million last year. Increases in net revenues from commercial and industrial gas marketing activities and lower uncollectible accounts resulted in the decreased loss.
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NiSource reports higher second-quarter earnings

Other Items
Interest expense decreased by $16.8 million due to refinancing of $2.4 billion in long-term debt at lower rates during 2005. Other, net expense of $6.1 million compares to other, net income of $3.1 million last year due primarily to lower interest income and higher costs related to the sale of accounts receivable. Higher fees, due to higher interest rates, and increased levels of accounts receivable balances resulted in the higher costs.
Conference call to be held this morning (Aug. 2)
NiSource will host an analyst conference call at 9 a.m. EDT on Wednesday, Aug. 2, 2006, to further discuss the company’s second-quarter 2006 results. All interested parties may hear the conference call live by logging on to the NiSource Web site at www.nisource.com.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource’s outsourcing initiative; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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NiSource Inc.
Consolidated Net Operating Earnings (Non-GAAP)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions, except per share amounts)	2006	2005	2006	2005

Net Revenues
Gas Distribution	$620.9	$658.2	$2,656.7	$2,477.9
Gas Transportation and Storage	220.5	204.1	541.1	533.0
Electric	305.1	277.4	612.7	559.9
Other	184.1	201.2	532.1	443.9

Gross Revenues	1,330.6	1,340.9	4,342.6	4,014.7
Cost of Sales	670.4	707.6	2,662.1	2,373.1

Total Net Revenues	660.2	633.3	1,680.5	1,641.6

Operating Expenses
Operation and maintenance	304.1	293.5	670.1	632.7
Depreciation and amortization	138.1	136.1	274.9	271.0
Other taxes	60.6	65.9	163.6	169.0

Total Operating Expenses	502.8	495.5	1,108.6	1,072.7

Operating Earnings	157.4	137.8	571.9	568.9

Other Income (Deductions)
Interest expense, net	(93.3)	(101.5)	(188.7)	(205.5)
Dividend requirements on preferred stock of subsidiaries	—	(1.1)	(1.1)	(2.2)
Other, net	(2.7)	3.6	(6.1)	3.1

Total Other Income (Deductions)	(96.0)	(99.0)	(195.9)	(204.6)

Operating Earnings From Continuing Operations Before Income Taxes	61.4	38.8	376.0	364.3
Income Taxes	22.3	14.4	133.6	135.0

Net Operating Earnings from Continuing Operations	39.1	24.4	242.4	229.3

GAAP Adjustment	(17.6)	(16.1)	(48.0)	(12.3)

GAAP Income from Continuing Operations	$21.5	$8.3	$194.4	$217.0

Basic Net Operating Earnings Per Share	0.14	0.09	0.89	0.84

GAAP Basic Earnings Per Share from Continuing Operations	0.08	0.03	0.71	0.80

Basic Average Common Shares Outstanding (millions)	272.4	271.2	272.4	270.8

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Six Months
Gas Distribution Operations	Ended June 30,		Ended June 30,
(in millions)	2006	2005	2006	2005

Net Revenues
Sales Revenues	$712.7	$748.2	$2,935.0	$2,756.9
Less: Cost of gas sold	452.2	486.1	2,076.4	1,901.9

Net Revenues	260.5	262.1	858.6	855.0

Operating Expenses
Operation and maintenance	160.4	158.1	382.4	356.8
Depreciation and amortization	58.3	56.3	115.6	112.1
Other taxes	29.3	33.1	98.0	101.8

Total Operating Expenses	248.0	247.5	596.0	570.7

Operating Earnings	$12.5	$14.6	$262.6	$284.3

GAAP Adjustment	(18.5)	(8.9)	(62.6)	(3.7)

GAAP Operating Income	$(6.0)	$5.7	$200.0	$280.6

	Three Months		Six Months
Gas Transmission and Storage Operations	Ended June 30,		Ended June 30,
(in millions)	2006	2005	2006	2005

Net Revenues
Transportation revenues	$152.8	$141.3	$337.0	$319.7
Storage revenues	43.8	44.0	88.2	89.2
Other revenues	2.6	1.6	5.6	7.7

Total Revenues	199.2	186.9	430.8	416.6
Less: Cost of gas sold	3.9	6.4	9.3	11.9

Net Revenues	195.3	180.5	421.5	404.7

Operating Expenses
Operation and maintenance	72.8	67.1	144.0	138.5
Depreciation and amortization	28.6	28.6	57.3	56.7
Other taxes	13.4	14.2	28.3	29.4

Total Operating Expenses	114.8	109.9	229.6	224.6

Operating Earnings	$80.5	$70.6	$191.9	$180.1

GAAP Adjustment	(1.5)	6.2	(2.6)	6.2

GAAP Operating Income	$79.0	$76.8	$189.3	$186.3

NiSource Inc.
Segment Operating Earnings (Non-GAAP) (continued)

	Three Months		Six Months
Electric Operations	Ended June 30,		Ended June 30,
(in millions)	2006	2005	2006	2005

Net Revenues
Sales revenues	$306.1	$277.5	$614.9	$560.1
Less: Cost of sales	111.3	92.6	228.6	187.3

Net Revenues	194.8	184.9	386.3	372.8

Operating Expenses
Operation and maintenance	65.9	64.7	125.4	125.8
Depreciation and amortization	46.9	46.2	93.0	91.7
Other taxes	15.0	13.8	29.9	28.5

Total Operating Expenses	127.8	124.7	248.3	246.0

Operating Earnings	$67.0	$60.2	$138.0	$126.8

GAAP Adjustment	(3.7)	0.8	(6.6)	(0.4)

GAAP Operating Income	$63.3	$61.0	$131.4	$126.4

	Three Months		Six Months
Other Operations (includes assets held for sale)	Ended June 30,		Ended June 30,
(in millions)	2006	2005	2006	2005

Net Revenues
Products and services revenue	$173.0	$191.6	$514.4	$420.4
Less: Cost of products purchased	162.8	185.3	498.9	409.4

Net Revenues	10.2	6.3	15.5	11.0

Operating Expenses
Operation and maintenance	9.1	9.5	21.1	17.5
Depreciation and amortization	2.8	2.7	5.7	5.4
Other taxes	1.4	2.4	3.5	4.2

Total Operating Expenses	13.3	14.6	30.3	27.1

Operating Earnings (Loss)	$(3.1)	$(8.3)	$(14.8)	$(16.1)

GAAP Adjustment	(1.6)	(0.2)	—	2.4

GAAP Operating Loss	$(4.7)	$(8.5)	$(14.8)	$(13.7)

	Three Months		Six Months
Corporate	Ended June 30,		Ended June 30,
(in millions)	2006	2005	2006	2005

Operating Earnings (Loss)	$0.5	$0.7	$(5.8)	$(6.2)

GAAP Adjustment	(0.5)	(15.9)	(0.9)	(15.9)

GAAP Operating Loss	$—	$(15.2)	$(6.7)	$(22.1)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Gas Distribution Operations	2006	2005	2006	2005

Sales and Transportation (MMDth)
Residential	30.3	38.1	146.9	180.1
Commercial	25.3	28.0	94.3	106.7
Industrial	83.3	86.7	181.4	197.1
Off System	19.1	9.2	29.9	16.3
Other	0.2	0.1	0.5	0.5

Total	158.2	162.1	453.0	500.7

Weather Adjustment	11.0	0.1	37.7	(4.1)

Sales and Transportation Volumes — Excluding Weather	169.2	162.2	490.7	496.6

Heating Degree Days	410	486	2,683	3,159
Normal Heating Degree Days	482	483	3,107	3,110
% Colder (Warmer) than Normal	(15%)	1%	(14%)	2%

Customers
Residential			3,019,568	3,007,696
Commercial			285,138	287,547
Industrial			8,262	8,413
Other			72	61

Total			3,313,040	3,303,717

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Gas Transmission and Storage Operations	2006	2005	2006	2005

Throughput (MMDth)
Columbia Transmission
Market Area	170.0	168.5	498.5	564.1
Columbia Gulf
Mainline	128.0	143.0	289.6	281.7
Short-haul	30.8	23.4	47.4	41.6
Columbia Pipeline Deep Water	2.2	3.2	5.1	6.7
Crossroads Gas Pipeline	9.0	10.0	20.0	22.0
Granite State Pipeline	4.5	5.7	16.1	19.6
Intrasegment eliminations	(122.4)	(141.6)	(278.7)	(280.2)

Total	222.1	212.2	598.0	655.5

NiSource Inc.
Segment Volumes and Statistical Data (continued)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Electric Operations	2006	2005	2006	2005

Sales (Gigawatt Hours)
Residential	722.0	768.0	1,483.1	1,535.0
Commercial	949.5	988.1	1,843.5	1,882.3
Industrial	2,383.5	2,185.2	4,820.9	4,513.5
Wholesale	195.9	195.9	348.0	357.1
Other	11.8	15.9	40.4	48.5

Total	4,262.7	4,153.1	8,535.9	8,336.4

Weather Adjustment	47.6	(68.1)	76.5	(69.9)

Sales Volumes — Excluding Weather impacts	4,310.3	4,085.0	8,612.4	8,266.5

Cooling Degree Days	190	280	190	280
Normal Cooling Degree Days	227	227	227	227
% Warmer (Colder) than Normal	(16%)	23%	(16%)	23%

Electric Customers
Residential			395,005	392,788
Commercial			51,522	50,697
Industrial			2,505	2,519
Wholesale			11	15
Other			762	769

Total			449,805	446,788

NiSource Inc.
Schedule 1 — Reconciliation of Net Operating Earnings to GAAP

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions, except per share amounts)	2006	2005	2006	2005

Net Operating Earnings from Continuing Operations	$39.1	$24.4	$242.4	$229.3

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	(18.8)	5.8	(58.3)	14.5
Gas costs and other changes	—	14.8	—	10.1

Operating Expenses:
Restructuring, transition and consulting charges (outsourcing initiative)	(2.9)	(20.9)	(9.4)	(20.9)
Insurance recoveries, legal and reserve changes	—	(2.5)	—	(0.4)
Asset impairment	(3.3)	(21.8)	(5.8)	(21.8)
Gain (Loss) on sales of assets	(0.8)	0.8	0.8	1.3
Property and sales tax adjustments	—	5.8	—	5.8

Total items excluded from operating earnings	(25.8)	(18.0)	(72.7)	(11.4)

Loss on early redemption of preferred stock	(0.7)	—	(0.7)	—

Tax effect of above items and other income tax adjustments	8.9	1.9	25.4	(0.9)

Reported Income from Continuing Operations — GAAP	$21.5	$8.3	$194.4	$217.0

Basic Average Common Shares Outstanding (millions)	272.4	271.2	272.4	270.8

Basic Net Operating Earnings Per Share ($)	0.14	0.09	0.89	0.84

Items excluded from operating earnings (after-tax)	(0.06)	(0.06)	(0.18)	(0.04)

GAAP Basic Earnings Per Share	0.08	0.03	0.71	0.80

NiSource Inc.
Schedule 2 — Quarterly Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended June 30, 2006

2006 (in millions)
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	12.5	80.5	67.0	(3.1)	0.5	$157.4

Net Revenues:
Weather (compared to normal)	$(15.6)	$—	$(3.2)	$—	$—	$(18.8)

Total Impact — Net Revenues	(15.6)	—	(3.2)	—	—	(18.8)

Operating Expenses:
Operation and Maintenance Expenses—
Restructuring, transition and consulting charges (outsourcing initiative)	(1.9)	(0.5)	(0.3)	(0.1)	(0.1)	(2.9)

Asset Impairment	(1.0)	(0.5)	(0.2)	(1.2)	(0.4)	(3.3)

Loss on Sale of Assets	—	(0.5)	—	(0.3)	—	(0.8)

Total Impact — Operating Expenses	(2.9)	(1.5)	(0.5)	(1.6)	(0.5)	(7.0)

Total Impact — Operating Income (Loss)	$(18.5)	$(1.5)	$(3.7)	$(1.6)	$(0.5)	$(25.8)

Operating Income (Loss) — GAAP	$(6.0)	$79.0	$63.3	$(4.7)	$—	$131.6

2005 (in millions)
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	14.6	70.6	60.2	(8.3)	0.7	$137.8

Net Revenues:
Weather (compared to normal)	$1.1	$—	$4.7	$—	$—	$5.8
Gas costs and other changes	5.9	8.9	—	—	—	14.8

Total Impact — Net Revenues	7.0	8.9	4.7	—	—	20.6

Operating Expenses:
Operation and Maintenance Expenses—
Restructuring, transition and consulting charges (outsourcing initiative)	(11.2)	(2.7)	(1.8)	(0.2)	(5.0)	(20.9)
Insurance recoveries, legal and other reserves	—	—	(2.5)	—	—	(2.5)

Asset Impairment	(10.9)	—	—	—	(10.9)	(21.8)

Gain on Sale of Assets	0.4	—	0.4	—	—	0.8

Property and sales tax adjustment	5.8	—	—	—	—	5.8

Total Impact — Operating Expenses	(15.9)	(2.7)	(3.9)	(0.2)	(15.9)	(38.6)

Total Impact — Operating Income	$(8.9)	$6.2	$0.8	$(0.2)	$(15.9)	$(18.0)

Operating Income (Loss) — GAAP	$5.7	$76.8	$61.0	$(8.5)	$(15.2)	$119.8

NiSource Inc.
Schedule 2 — Year-to-Date Segment Adjustments from Operating Earnings to GAAP
For 6 months ended June 30, 2006

2006 (in millions)
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	262.6	191.9	138.0	(14.8)	(5.8)	$571.9

Net Revenues:
Weather (compared to normal)	$(53.2)	$—	$(5.1)	$—	$—	$(58.3)

Total Impact — Net Revenues	(53.2)	—	(5.1)	—	—	(58.3)

Operating Expenses:
Operation and Maintenance Expenses—
Restructuring, transition and consulting charges (outsourcing initiative)	(6.8)	(1.0)	(1.1)	(0.1)	(0.4)	(9.4)

Asset Impairment	(2.6)	(1.1)	(0.4)	(1.2)	(0.5)	(5.8)

Gain (Loss) on Sale of Assets	—	(0.5)	—	1.3	—	0.8

Total Impact — Operating Expenses	(9.4)	(2.6)	(1.5)	—	(0.9)	(14.4)

Total Impact — Operating Income (Loss)	$(62.6)	$(2.6)	$(6.6)	$—	$(0.9)	$(72.7)

Operating Income (Loss) — GAAP	$200.0	$189.3	$131.4	$(14.8)	$(6.7)	$499.2

2005 (in millions)
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	284.3	180.1	126.8	(16.1)	(6.2)	$568.9

Net Revenues:
Weather (compared to normal)	$9.7	$—	$4.8	$—	$—	$14.5
Gas costs and other changes	2.5	8.9	(1.3)	—	—	10.1

Total Impact — Net Revenues	12.2	8.9	3.5	—	—	24.6

Operating Expenses:
Operation and Maintenance Expenses—
Restructuring, transition and consulting charges (outsourcing initiative)	(11.2)	(2.7)	(1.8)	(0.2)	(5.0)	(20.9)
Insurance recoveries, legal and other reserves	—	—	(2.5)	2.1	—	(0.4)

Asset Impairment	(10.9)	—	—	—	(10.9)	(21.8)

Gain on Sale of Assets	0.4	—	0.4	0.5	—	1.3

Property and Sales tax adjustments	5.8	—	—	—	—	5.8

Total Impact — Operating Expenses	(15.9)	(2.7)	(3.9)	2.4	(15.9)	(36.0)

Total Impact — Operating Income	$(3.7)	$6.2	$(0.4)	$2.4	$(15.9)	$(11.4)

Operating Income (Loss) — GAAP	$280.6	$186.3	$126.4	$(13.7)	$(22.1)	$557.5

NiSource Inc.
Income Statement (GAAP)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(in millions, except per share amounts)	2006	2005	2006	2005

Net Revenues
Gas Distribution	$605.3	$659.3	$2,603.5	$2,487.6
Gas Transportation and Storage	220.5	213.0	541.1	541.9
Electric	301.9	282.1	607.6	564.7
Other	184.2	201.2	532.1	443.9

Gross Revenues	1,311.9	1,355.6	4,284.3	4,038.1
Cost of Sales	670.4	701.7	2,662.1	2,371.9

Total Net Revenues	641.5	653.9	1,622.2	1,666.2

Operating Expenses
Operation and maintenance	307.0	316.9	679.4	654.1
Depreciation and amortization	138.1	136.1	274.9	271.0
Impairment and loss on sale of assets	4.2	21.0	5.1	20.4
Other taxes	60.6	60.1	163.6	163.2

Total Operating Expenses	509.9	534.1	1,123.0	1,108.7

Operating Income	131.6	119.8	499.2	557.5

Other Income (Deductions)
Interest expense, net	(93.3)	(101.5)	(188.7)	(205.5)
Dividend requirements on preferred stock of subsidiaries	—	(1.1)	(1.1)	(2.2)
Other, net	(2.7)	3.6	(6.1)	3.1
Loss on redemption of preferred stock	(0.7)	—	(0.7)	—

Total Other Income (Deductions)	(96.7)	(99.0)	(196.6)	(204.6)

Income From Continuing Operations Before Income Taxes	34.9	20.8	302.6	352.9
Income Taxes	13.4	12.5	108.2	135.9

Income from Continuing Operations	21.5	8.3	194.4	217.0

Loss from Discontinued Operations — net of taxes	(0.7)	(12.0)	(1.1)	(14.2)
Gain on Disposition of Discontinued Operations — net of taxes	0.2	42.7	0.2	42.5
Change in Accounting — net of taxes	—	—	0.4	—

Net Income	$21.0	$39.0	$193.9	$245.3

Basic Earnings Per Share ($)
Continuing operations	0.08	0.03	0.71	0.80
Discontinued operations	—	0.12	—	0.11

Basic Earnings Per Share	0.08	0.15	0.71	0.91

Diluted Earnings Per Share ($)
Continuing operations	0.08	0.03	0.71	0.80
Discontinued operations	—	0.11	—	0.10

Diluted Earnings Per Share	0.08	0.14	0.71	0.90

Dividends Declared Per Common Share ($)	0.23	0.23	0.46	0.46

Basic Average Common Shares Outstanding (millions)	272.4	271.2	272.4	270.8
Diluted Average Common Shares (millions)	273.2	273.1	273.1	272.6

NiSource Inc.
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
(in millions)	2006	2005

ASSETS
Property, Plant and Equipment
Utility Plant	$16,857.9	$16,684.4
Accumulated depreciation and amortization	(7,710.6)	(7,556.8)

Net utility plant	9,147.3	9,127.6

Other property, at cost, less accumulated depreciation	354.7	426.7

Net Property, Plant and Equipment	9,502.0	9,554.3

Investments and Other Assets
Assets of discontinued operations and assets held for sale	57.3	34.6
Unconsolidated affiliates	80.7	75.0
Other investments	100.1	114.2

Total Investments	238.1	223.8

Current Assets
Cash and cash equivalents	57.9	69.4
Restricted cash	71.7	33.9
Accounts receivable (less reserve of $69.4 and $67.9, respectively)	472.1	1,254.6
Gas inventory	244.1	526.9
Underrecovered gas and fuel costs	81.2	421.8
Materials and supplies, at average cost	84.9	72.0
Electric production fuel, at average cost	48.3	24.9
Price risk management assets	144.5	183.1
Exchange gas receivable	780.6	169.8
Regulatory assets	233.2	195.0
Prepayments and other	70.5	109.3

Total Current Assets	2,289.0	3,060.7

Other Assets
Price risk management assets	107.0	192.9
Regulatory assets	594.2	586.3
Goodwill	3,677.3	3,677.3
Intangible assets	489.4	495.8
Deferred charges and other	191.7	167.4

Total Other Assets	5,059.6	5,119.7

Total Assets	$17,088.7	$17,958.5

NiSource Inc.
Consolidated Balance Sheets (continued)
(unaudited)

	June 30,	December 31,
(in millions, except share amounts)	2006	2005

CAPITALIZATION AND LIABILITIES
Capitalization
Common stock equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 272,711,758 and 272,622,905 shares issued and outstanding, respectively	$2.7	$2.7
Additional paid-in-capital	3,972.8	3,969.4
Retained earnings	987.4	981.6
Accumulated other comprehensive loss and other common stock equity	(91.2)	(20.7)

Total common stock equity	4,871.7	4,933.0
Preferred stocks—Series without mandatory redemption provisions	—	81.1
Long-term debt, excluding amounts due within one year	5,163.5	5,271.2

Total Capitalization	10,035.2	10,285.3

Current Liabilities
Current portion of long-term debt	441.8	440.7
Short-term borrowings	420.0	898.0
Accounts payable	329.8	866.7
Dividends declared on common and preferred stocks	62.8	1.1
Customer deposits	104.5	101.9
Taxes accrued	238.8	217.5
Interest accrued	90.1	86.2
Overrecovered gas and fuel costs	143.2	25.8
Price risk management liabilities	98.3	72.3
Exchange gas payable	854.3	425.2
Current deferred revenue	37.9	51.3
Regulatory liabilities	35.6	46.3
Accrued liability for postretirement and pension benefits	61.0	61.1
Other accruals	319.3	549.1

Total Current Liabilities	3,237.4	3,843.2

Other Liabilities and Deferred Credits
Price risk management liabilities	64.6	22.2
Deferred income taxes	1,497.6	1,591.9
Deferred investment tax credits	65.8	69.9
Deferred credits	91.3	81.1
Noncurrent deferred revenue	41.4	60.4
Accrued liability for postretirement and pension benefits	505.0	511.0
Liabilities of discontinued operations and liabilities held for sale	10.0	—
Regulatory liabilities and other removal costs	1,237.2	1,196.2
Asset retirement obligations	123.5	119.8
Other noncurrent liabilities	179.7	177.5

Total Other	3,816.1	3,830.0

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$17,088.7	$17,958.5

NiSource Inc.
Other Information
(unaudited)

	June 30,	December 31,
(in millions, except share amounts)	2006	2005

Total Common Stock Equity	$4,871.7	$4,933.0

Shares Outstanding (thousands)	272,712	272,623

Book Value of Common Shares	$17.86	$18.09

NiSource Inc.
Statements of Consolidated Cash Flow
(unaudited)

Six Months Ended June 30, (in millions)	2006	2005

Operating Activities
Net income	$193.9	$245.3
Adjustments to reconcile net income to net cash from continuing operations:
Loss on early redemption of preferred stock	0.7	—
Depreciation and amortization	274.9	271.0
Net changes in price risk management assets and liabilities	16.7	(9.0)
Deferred income taxes and investment tax credits	(108.3)	(81.6)
Deferred revenue	(32.5)	(12.4)
Stock compensation expense	3.1	4.7
Gain on sale of assets	(0.8)	(1.4)
Loss on impairment of assets	5.9	21.8
Cumulative effect of change in accounting principle, net of taxes	(0.4)	—
Income from unconsolidated affiliates	(2.4)	(2.8)
Gain on sale of discontinued operations	(0.2)	(42.5)
Loss from discontinued operations	1.1	14.2
Amortization of discount/premium on debt	3.9	9.7
Other adjustments	(4.2)	(0.4)
Changes in assets and liabilities:
Accounts receivable	793.8	405.2
Inventories	259.6	241.7
Accounts payable	(547.2)	(250.0)
Customer deposits	2.5	0.5
Taxes accrued	12.9	38.5
Interest accrued	3.9	(0.9)
(Under) Overrecovered gas and fuel costs	458.1	247.0
Exchange gas receivable/payable	(172.8)	(61.8)
Other accruals	(155.7)	(71.4)
Prepayments and other current assets	37.5	5.1
Regulatory assets/liabilities	(25.5)	(27.6)
Postretirement and postemployment benefits	1.1	15.8
Deferred credits	(7.7)	(8.3)
Deferred charges and other noncurrent assets	(8.4)	(3.1)
Other noncurrent liabilities	16.5	6.6

Net Operating Activities from Continuing Operations	1,020.0	953.9
Net Operating Activities from or (used for) Discontinued Operations	0.7	(16.2)

Net Cash Flows from Operating Activities	1,020.7	937.7

Investing Activities
Capital expenditures	(267.6)	(243.1)
Proceeds from disposition of assets	7.6	7.4
Restricted cash	(43.5)	24.6
Other investing activities	3.1	(14.9)

Net Cash Flows used for Investing Activities	(300.4)	(226.0)

Financing Activities
Retirement of long-term debt	(42.5)	(81.0)
Change in short-term debt	(478.0)	(307.6)
Retirement of preferred shares	(81.1)	—
Issuance of common stock	2.1	32.1
Acquisition of treasury stock	(5.9)	(1.6)
Dividends paid — common shares	(126.4)	(124.9)

Net Cash Flows used for Financing Activities	(731.8)	(483.0)

Increase (decrease) in cash and cash equivalents	(11.5)	228.7
Cash and cash equivalents at beginning of year	69.4	29.5

Cash and cash equivalents at end of period	$57.9	$258.2

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$185.1	$200.8
Interest capitalized	4.2	0.4
Cash paid (refunded) for income taxes	166.0	92.8